Exhibit 99

                                                      NEW RELEASE

  INTERRA TO COMBINE DAIN BOSWORTH AND RAUSCHER PIERCE REFSNES;
         HOLDING COMPANY TO CHANGE NAME TO DAIN RAUSCHER

Third-Quarter Earnings, Excluding One-Time Restructuring Charge,
                         Set New Record

MINNEAPOLIS (Oct. 14, 1997) -- Interra Financial (NYSE: IFI), parent company of full-service securities firms Dain Bosworth of Minneapolis and Rauscher Pierce Refsnes of Dallas, announced today it will combine the two broker-dealers and its operations subsidiary into a new firm, Dain Rauscher Incorporated, effective on Jan. 1, 1998. Pending regulatory approval, Interra will change its name to Dain Rauscher Corporation on Jan. 2, 1998, and the company's trading symbol on the New York Stock Exchange will change to DRC on that date.

  The combination of Dain and Rauscher creates the largest regional brokerage firm in the west and the tenth-largest full-service securities firm in the nation, with more than 1,200 private client and institutional investment executives in 26 predominantly western states and annualized 1997 net revenues of almost $700 million.

  "We are changing our strategy and structure because the competitive environment in which we operate has changed dramatically in recent months, and we are committed to taking steps that will allow our company to build shareholder value well into the next century," stated Irving Weiser, chairman, president and chief executive officer. "Combining our two regional firms into a single, powerful brand will secure an even brighter future for shareholders, clients and employees. It enables us to simplify our structure, become more responsive and less bureaucratic, and preserve the entrepreneurial culture that we believe is essential in our industry."

  The company, which employs 3,600 people, expects to eliminate approximately 100 management, business-line and staff positions over the next several months. The reorganization is expected to reduce non-interest expense levels by approximately $10 million before taxes, which should improve pretax operating margins by approximately 1.5 percentage points beginning in 1998.

  Interra took a one-time after-tax charge of $9.6 million ($15 million before taxes), or 72 cents per share, against third-quarter 1997 earnings to cover severance and other restructuring costs. Excluding the restructuring charge, third-quarter earnings were a new record for the company.

  MANAGEMENT TEAM. Effective immediately, the company's executive committee is comprised of Weiser, 49, as chairman, president and CEO; and John C. Appel, 48, presently CEO of Dain, and William A. Johnstone, 53, presently CEO of Rauscher, who have been named vice chairmen of Dain Rauscher. Appel was named to the additional post of chief financial officer of Dain Rauscher, with management responsibility for finance, legal, compliance and the firm's St. Louis-based Correspondent Services business. Johnstone was named president of the company's equity capitalmarkets group, which includes corporate finance, research, institutional sales, trading and syndicate. Appel and Johnstone will continue to serve as CEOs of their respective firms until the consolidation and both remain on the board of directors.

  Completing the executive committee are Ronald A. Tschetter, Nelson D. Civello and J. Scott Spiker. Tschetter, 56, has been promoted to president of the newly combined private client group, the company's largest business unit. Civello, 51, has been promoted to president of the newly combined fixed income capital markets group, which includes public finance; and taxable and tax-exempt institutional sales, trading and underwriting.
Spiker, 42, was promoted to president of the advisory and clearing services group, which provides operations, technology, packaged products, marketing, communications and other services to the company's business lines, including money market funds and fixed income institutional accounts managed by Insight Investment Management. Currently, advisory and clearing services operate as separate subsidiaries of Interra, but will become part of the broker-dealer when the consolidation is completed.

  Three Rauscher executive vice presidents will remain EVPs in the newly combined company: Robert H. Brown Jr., as director of corporate finance; Robert A. Vanosky, as director of public finance; and Dan N. Wilhite, as director of the southwest region for the private client group, all in Dallas. John C. O'Malley, a Dain executive vice president, has been named EVP and director of equity sales, trading and syndicate in Minneapolis.

  As part of the reorganization, Louis C. Fornetti, 47, who was an executive vice president and Interra's CFO, has resigned from the firm. Before joining Interra in 1995, Fornetti was CFO of American Express Financial Advisors.

  "Lou has been a valuable member of our executive team," Weiser said. "He's been great to work with, and we wish him all the best."

  CORPORATE STRATEGY CHANGE. Under the new strategy, Dain Rauscher's merged broker-dealer will focus on: individual investors predominantly in the western half of the United States; and capital markets and correspondent services clients in select markets throughout the country. This represents a significant shift in the company's strategy from a family of separately managed investment services and investment banking firms that shared only administrative services, such as operations, technology, human resources, communications and other corporate services.

  Weiser said the company is changing its structure and strategy because of the rapid consolidation of the securities industry, sparked in February by Federal Reserve Board rulings that effectively permitted bank holding companies to acquire investment banks.

  "As part of this dramatic change in the competitive landscape, bank acquisitions and mergers have driven up the price of securities firms to the point where acquisitions of major additional firms planned by Interra no longer appear to be cost-effective," Weiser said.

  Dain Rauscher may continue to acquire smaller securities firms in or near its current markets, and will continue to expand its Correspondent Services business, which provides clearing and trade-settlement services to 180 non-affiliated brokerages across the United States and in several foreign countries. The company also expects to explore new business opportunities in other securities-related businesses.

  Weiser said the company's name change (to Interra) last February made this decision more difficult, but that was not sufficient reason to hold back. "The new strategy, built around one flagship brokerage, provides a better platform for growth in a rapidly changing industry and better brand-name recognition in the investment community."

  THIRD-QUARTER EARNINGS. For the third quarter, the company reported net earnings of $7.1 million, or 53 cents per share. Excluding the one-time charge, Interra would have reported record quarterly net earnings of $16.7 million, or $1.25 per share. Net revenues (revenues less interest expenses) rose 20 percent from prior-year levels to $181.4 million. For the first nine months of 1997, Interra's net earnings were $33.9 million, or $2.54 per share, on net revenues that rose 9 percent to $503.5 million. Without the third-quarter charge, Interra would have posted record earnings for the first nine months of 1997.

  During the third quarter, Dain Bosworth's net revenues rose 18 percent to $117.9 million and 9 percent during the first nine months to $329.0 million compared with 1996. Dain's pretax earnings rose 17 percent to $17.8 million during the third quarter and were flat at $45.7 million for the first nine months. Rauscher's net revenues rose 21 percent to $53.5 million in the third quarter and 6 percent to $147.1 million during the first nine months of 1997. Rauscher's pretax earnings rose 51 percent to a record $7.5 million in the third quarter and 6 percent to $17.5 million year-to-date.

  Strong third-quarter operating results reflect double-digit revenue increases at the firms' private client groups, which were fueled by strong equity markets. Fixed income businesses were also strong during the quarter, particularly public finance and taxable sales, trading and underwriting.

  Interra's annualized return on average equity was 16.3 percent during the first three quarters; excluding the restructuring charge, it was 19.2 percent. Book value per share increased to $24.97 on Sept. 30 from $22.66 on Dec. 31, 1996. The stock price rose 43 percent in the third quarter to close at $60.06 per share.

                 INTERRA FINANCIAL INCORPORATED
               CONSOLIDATED SUMMARY OF OPERATIONS
            (in thousands, except per-share amounts)
                       Three Months Ended      Nine Months Ended
                         September 30,        Ended September 30,
                       -------------------   --------------------
                          1997       1996       1997      1996
                       -------------------   --------------------
Revenues.............   $196,605  $165,505    $545,181  $503,860

Interest expense.....    (15,237)  (14,470)    (41,720)  (42,948)
                         -------   -------     -------   -------
Net revenues.........    181,368   151,035     503,461   460,912
Expenses excluding
 interest (1)........    170,377   131,051     450,582   397,685
                         -------   -------     -------   -------
Earnings before
 income taxes........     10,991    19,984      52,879    63,227
Income tax expense...     (3,935)   (6,994)    (18,931)  (22,129)
                         -------   -------     -------   -------
Net earnings.........     $7,056   $12,990     $33,948   $41,098
                         =======   =======     =======   =======
Net earnings per share:

Primary..............       $.53     $1.02       $2.58     $3.24
Fully diluted........       $.53     $1.01       $2.54     $3.19

Shares used for
per-share calculation:
Primary..............     13,226    12,777      13,166    12,666
Fully diluted........     13,400    12,920      13,380    12,889

Selected financial data:
Net revenues:
Dain Bosworth
 Incorporated........   $117,922   $99,705    $328,952  $301,210
Rauscher Pierce
 Refsnes, Inc. (2)...     53,526    44,419     147,128   138,729
Corporate, other and
 eliminations (2)....      9,920     6,911      27,381    20,973
                         -------   -------     -------   -------
                        $181,368  $151,035    $503,461  $460,912
                         =======   =======     =======   =======
Pretax earnings (loss):
Dain Bosworth
 Incorporated........    $17,761   $15,242     $45,719   $45,651
Rauscher Pierce
 Refsnes, Inc. (2)...      7,511     4,967      17,483    16,436
Corporate, other and
 eliminations (2)....    (14,281)     (225)    (10,323)    1,140
                         -------   -------     -------   -------
                         $10,991   $19,984     $52,879   $63,227
                         =======   =======     =======   =======

(1) Expenses excluding interest for the 1997 periods contain a $15 million restructuring charge.

(2)   Rauscher's results exclude those of St. Louis-based
      Correspondent Services, which are now included in Corporate, other and eliminations. Prior-year amounts have been restated to reflect this change.

Interra Financial, which becomes Dain Rauscher Corporation on Jan. 1, is the nation's tenth largest full-service securities firm with 3,600 employees. Founded in 1909, the Minneapolis-based company provides advice and services to individual investors in 21 western states, and investment banking services to corporations and municipalities nationwide. Through its St. Louis-based Correspondent Services unit, the company markets clearing and trade settlement services to 180 other broker-dealers in the U.S. and abroad. The company's broker-dealers are members of the New York Stock Exchange and other major stock and option exchanges as well as the Securities Investor Protection Corp. The company's common stock currently trades on the New York Stock Exchange under the symbol IFI. Its headquarters are located at Dain Bosworth Plaza, 60 S. Sixth Street.

CONTACTS:  Media-Jennifer Driscoll (612) 373-1647; Investors-Neal
St. Anthony (612) 371-2934